UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 29, 2016

GLOBAL PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161 800 South Street Waltham, Massachusetts 02454-9161
(Address of Principal Executive Offices)

(781) 894-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On May 24, 2016, Global Partners LP (the “Partnership”) and its wholly owned subsidiaries Global Companies LLC (“Global Companies”), Global Montello Group Corp. (“Montello”) and Alliance Energy LLC (“Alliance”), and Alliance’s wholly owned subsidiary, Bursaw Oil LLC (“Bursaw”, and collectively with the Partnership, Global Companies, Montello and Alliance, the “Seller”), as Seller, entered into a Real Estate Purchase and Sale Contract, as subsequently amended, with a premier institutional real estate investor, as Buyer, for a sale and purchase transaction relating to thirty-three (33) gasoline stations and convenience stores located in Connecticut, Maine, Massachusetts, New Hampshire and Rhode Island (the “Sale Leaseback Sites”) for an aggregate total purchase price of $67,712,857.00 (the “P&S Contract”), subject to customary due diligence and closing conditions.  Under the P&S Contract, the Partnership and Montello, collectively, as Tenant, and Buyer, as Landlord, further agreed to enter into a Unitary Master Lease Agreement with respect to the Sale Leaseback Sites simultaneously with the closing of the P&S Contract (such Unitary Master Lease Agreement, together with the P&S Contract, the “Sale Leaseback Transaction”).  The Master Unitary Lease Agreement provides for an initial term of fifteen years, with an option to renew for successive periods of ten years, five years and five years beyond the initial term.

On June 29, 2016, the Sale Leaseback Transaction closed with respect to thirty (30) Sale Leaseback Sites for an aggregate total purchase price of $63,461,998.00. The proceeds from the Sale Leaseback Transaction were used to reduce indebtedness outstanding under the Partnership’s revolving credit facility. As a result of the Sale Leaseback Transaction, the Partnership expects to incur additional rent expense of approximately $4.4 million for the 12 months ending June 30, 2017.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibit

99.1*	Global Partners LP Press Release dated July 6, 2016

*         Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP
		By:	Global GP LLC,
its general partner

Dated:	July 6, 2016		By:	/s/ Edward J. Faneuil
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Global Partners LP Press Release dated July 6, 2016

*         Furnished herewith.